Exhibit (13)












                             THE AT&T/TELEWEST TRUST


                                  JUNE 15, 2000









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                             THE AT&T/TELEWEST TRUST


                                TABLE OF CONTENTS
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                                                                            PAGE
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ARTICLE 1 - SPECIFIC DUTIES DURING THE TERM OF THE TRUST.....................1

  1.1 Distributions to AT&T..................................................1
  1.2 Trustee Duties.........................................................1
  1.3 Irrevocable............................................................2

ARTICLE 2 - DISPOSITION UPON TERMINATION.....................................2

  2.1 Termination............................................................2
  2.2 Distribution upon Termination..........................................2

ARTICLE 3 - THE TRUSTEE......................................................2

  3.1 Administration.........................................................2
  3.2 Trustee Powers.........................................................2
  3.3 Resignation and Removal................................................4

ARTICLE 4 - COMPENSATION AND INDEMNIFICATION.................................4

  4.1 Compensation of Trustee................................................4
  4.2 Indemnification........................................................4

ARTICLE 5 - MISCELLANEOUS....................................................5

  5.1 Applicable law.........................................................5
  5.2 Severability...........................................................6
  5.3 Exhibits...............................................................6
  5.4 Amendments.............................................................6




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                             THE AT&T/TELEWEST TRUST

      This Trust Agreement is made as of the 15th day of June, 2000, by and between AT&T Corp., a New York corporation ("AT&T"), as grantor, and U. S. Trust Company, National Association, as trustee, to govern the management and disposition of the property listed in attached Exhibit A. The trust established by this agreement may be referred to as The AT&T/Telewest Trust. As used in this agreement, the term "Trustee" refers to U. S. Trust Company, National Association, and to any successor trustee.

      The AT&T/Telewest Trust is set up in the context of the implementation of the Agreement and Plan of Merger dated as of 6 May 1999 among AT&T, Merger Sub and MediaOne Group Inc. ("MediaOne") (the "Merger Agreement").

      The Merger Agreement was notified to the European Commission for review under the European Merger Control Regulation and the European Commission decided not to oppose to the Merger Agreement by its confidential decision in Case No. IV/M. 1551 - AT&T / MediaOne (the "European Commission Decision"). In general, AT&T committed in this case to the European Commission to sell MediaOne's interest in Telewest Communications plc ("Telewest"), (the "Telewest Interest"), described in Exhibit A, in the event that MediaOne would have been unable to do so prior to the closing of the Merger Agreement (the "Closing") and to appoint a trustee to hold the Telewest Interest in trust, pending the sale of this interest.

      The Closing became effective as of June 15, 2000 simultaneously with the effectiveness of the Trust Agreement, and the Telewest Interest has not been sold prior to Closing.

      U. S. Trust Company, National Association acts in the
AT&T/Telewest Trust as the Trustee for AT&T in connection with AT&T's commitments to the European Commission in the above-referenced case regarding the Telewest Interest. US Trust understands the said commitments and will comply with its mandate as required under these commitments.

      In case of doubt of interpretation of the Trustee's mandate in the present AT&T/Telewest Trust, the above-referenced European Commission decision and its Annex Undertaking will prevail, and advice of the European Commission may be sought.


            ARTICLE 1 - SPECIFIC DUTIES DURING THE TERM OF THE TRUST

      1.1 DISTRIBUTIONS TO AT&T. Until the trust terminates, after paying all expenses of administering the trust, the Trustee will pay the entire net income of the trust at least quarterly to AT&T.

      1.2 TRUSTEE DUTIES. Notwithstanding any other provision of this agreement to the contrary, the Trustee will perform the trustee functions set forth in the Annex Undertakings attached to the European Commission Decision which are attached hereto as Exhibit B. Without limiting the foregoing, the Trustee will ensure that no employee of AT&T or any of its subsidiaries is a director or officer of Telewest. Subject to complying with the European Commission
Decision and the European Commission instructions, if any, the Trustee shall not take any action with respect to the Telewest Interest that is adverse to AT&T's interests.


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      1.3  IRREVOCABLE. This trust will be irrevocable, except with good casuse shown to and accepted by the European Commission.

                    ARTICLE 2 - DISPOSITION UPON TERMINATION

      2.1 TERMINATION. This trust will terminate when no Telewest Shares (as defined in the attached Exhibit A) are then held in trust under this agreement (the "Termination Date").

      2.2 DISTRIBUTION UPON TERMINATION. Upon the Termination Date, the Trustee will distribute all property then held in the trust to AT&T.

                            ARTICLE 3 - THE TRUSTEE

      3.1 ADMINISTRATION. The Trustee will serve without bond, follow the administrative rules and have the powers, duties and authority set forth in
Section 3.2. In exercising these powers the Trustee will observe the general fiduciary duties of loyalty, good faith, fairness and due care.

      3.2 TRUSTEE POWERS. Except as otherwise provided in this agreement, the following administrative provisions will apply, and the Trustee will have the following powers, duties, and authority, in addition to those provided by law, without necessity of order or approval of a court or any applicable regulatory body (including the European Commission):

           (a) ADVISORS. The Trustee may employ, compensate, and rely upon the advice of attorneys and advisors.

           (b) CLAIMS. The Trustee may compromise, abandon, sue on or defend, and otherwise deal with and settle, claims or demands in favor of or against the trust, upon the terms and conditions the Trustee determine, and will be entitled to reimbursement from the trust property for expenses so incurred.

           (c) GENERAL MANAGEMENT POWERS. The Trustee will have the powers: to manage the trust property; to collect income; to pay taxes and reasonable expenses, including the Trustee's compensation, if any; to insure against loss and risk; to exercise ownership rights with respect to interests in the trust; to enter into agreements, and to execute, deliver and accept any deeds, leases, assignments or other conveyances, general or special proxies, voting trusts, powers of attorney and all other types of documents on behalf of the trust. It is intended that the trust, and not the Trustee personally and in its separate capacity, will be liable on any obligation entered into on behalf of the trust; agreements and undertakings for the trust may so provide.

           (d) INCOME AND PRINCIPAL. Allocations and adjustments will be made to and between income and principal as the Trustee, being guided by established legal principles, considers fair. Any trust income that is not distributable will be accumulated and added to principal at least quarterly.

           (e)   INVESTMENTS.




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                 (i)  IN GENERAL. Except as provided to the contrary in
paragraph (ii) below, the Trustee will generally have the powers: to retain any property transferred to the trust, or received in exchange for it, including equity or debt issued or guaranteed by any corporate Trustee, or its parent or affiliate or common trust fund, for as long as the Trustee considers appropriate, without liability for depreciation or for failure to diversify investments; to sell or exchange trust property; to invest and reinvest any cash or property in loans, bonds, notes, futures, stock or other foreign or domestic securities of any kind and for any term (including by transactions with the Trustee in its separate capacity, and including investment in shares of a so-called "limited liability company" or "limited duration company"), and in shares of, or participating interests in, any common trust fund (including those of a corporate Trustee), partnerships (including as a general or limited partner), mutual funds, or any other real or personal property of any kind considered appropriate in the Trustee's discretion regardless of any duty to diversify or any limitation on the location of fiduciary assets.

                 (ii) RETENTION OF TELEWEST SHARES. The Trustee is specifically authorized to retain the Telewest Shares without liability for depreciation, loss or risk (even so-called "uncompensated risk") incurred as a result of any failure to diversify investments, as might otherwise be required under the prudent investor rule of any applicable law governing investments by fiduciaries until such shares are sold in accordance with the Annex Undertakings in Exhibit B.

           (f) RECORDS AND ACCOUNTS. The Trustee will keep and own accurate records showing the manner in which the trust is invested, and all transactions involving the trust. The Trustee will furnish to AT&T quarterly statements of receipts and disbursements, and annual statements of trust assets. To the fullest extent permitted by law, the Trustee will be relieved of any requirement to submit accounts (including periodic accounts) for judicial settlement, although the Trustee may do so. Even without judicial settlement, AT&T's written consent will settle an account and release the Trustee as against a later claim by any interested party to the same extent as would a judicial settlement before all appropriate parties.

           (g) RELIANCE ON OTHERS. Any party dealing with the trust may rely absolutely on the representation, deed, transfer or other assurance of any party purporting to act as Trustee, without any duty or right to question whether any other Trustee then serving, or any other party, must agree to, or has agreed to, the action, or to question whether there is another party who might have a prior or joint right to serve as Trustee, and will be indemnified and held harmless by the trust for so doing.

           (h) SECURITIES. The Trustee will have the powers: to exercise, buy or sell any exchange, conversion, option, warrant and/or subscription rights for any securities or other property; to participate in public offerings and enter into related indemnity or other agreements; to vote securities, including stock of a corporate Trustee or its parent or affiliate; to consent to, or dissent from, the reorganization, recapitalization, consolidation, merger, liquidation or charter amendment of any corporation or other organization, or the sale, mortgage, pledge, lease or distribution of all or any of its property; and to deposit any securities or other trust property with any protective, reorganization or similar committee, delegate discretionary power thereto and pay related expenses and assessments.




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           (i)  SITUS. For the purpose of preserving assets, reducing taxes or expenses, or otherwise benefiting the trust, the Trustee may, at any time or times in the Trustee's discretion, remove to another jurisdiction all or part of the trust property or the situs of administration of a trust.

           (j) SUCCESSOR TRUSTEE. Each successor Trustee will serve without bond, and will have all powers, duties, authority, and discretion applicable to the predecessor Trustee. Each successor Trustee serving under this agreement will, immediately upon written acceptance of the trust, be vested with title as Trustee to the trust property. A Trustee replaced will cooperate in the transfer of the trust to the successor Trustee. During the transition, the Trustee replaced will continue to have the authority necessary to administer and transfer the trust. A successor Trustee may accept property from a predecessor Trustee without inquiring into the administration thereof by the predecessor Trustee, without review of the predecessor Trustee's tax returns and accounts, without determining if the proper property has been delivered, and without incurring liability for acts or omissions of the predecessor Trustee. Any institution having trust powers and resulting from any merger or consolidation to which any institutional Trustee under this agreement is a party, or any such institution purchasing all of the assets and assuming all the liabilities of any such Trustee, will be substituted in place of the Trustee without any further action by any party. Similarly, any designation of an institution to serve as Trustee will include its successor in interest following such a merger, consolidation or asset sale.

      3.3 RESIGNATION AND REMOVAL. The Trustee may resign at any time by giving 30 days' written notice to AT&T, such resignation to take effect upon the appointment of a successor Trustee with the approval of any regulatory body (including the European Commission) whose approval is required. AT&T may remove the Trustee upon 30 days' written notice to the Trustee, such removal to take effect upon the appointment of a successor Trustee with the approval of any regulatory body (including the European Commission) whose approval is required.

                  ARTICLE 4 - COMPENSATION AND INDEMNIFICATION

      4.1 COMPENSATION OF TRUSTEE. The Trustee will be entitled to the compensation set forth in the attached Exhibit C. In addition to such compensation, the Trustee will be reimbursed for reasonable expenses incurred in connection with its services as Trustee.

      4.2 INDEMNIFICATION. AT&T, to the extent permitted by applicable law, will indemnify the Trustee and hold it and each of its officers, directors, principals, shareholders, employees, and attorneys (individually an "Indemnified Party"), harmless against any and all losses, claims, damages or liabilities, including reasonable legal fees and expenses, to which any Indemnified Party may become subject arising in any manner out of or in connection with the performance of the duties of the Trustee under this agreement, except that such Indemnified Party will not be so indemnified if such losses, claims, damages or liabilities are finally adjudged by a court of competent jurisdiction, or are determined by any other proceeding mutually agreeable to AT&T and the Indemnified Parties, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. In addition, to the extent permitted by applicable law, AT&T waives any rights or claims it may have against any Indemnified Party for violation of fiduciary duty in connection with the performance of services under the agreement, except to




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the extent such claims are based on the gross negligence or willful misconduct of such Indemnified Party. Pursuant to the foregoing indemnification, AT&T will, upon notice, advance or pay promptly to or on behalf of any Indemnified Party, all reasonable attorneys' fees and other expenses and disbursements as they are incurred; provided, however, that the Trustee will promptly reimburse to AT&T all amounts paid to an Indemnified Party pursuant to this Section 4.2 in the event that the Indemnified Party is finally adjudged to have acted with gross negligence or willful misconduct with respect to the services performed pursuant to this agreement.

            If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Party or insufficient fully to indemnify an Indemnified Party, then AT&T will contribute to the amount paid or payable by such Indemnified Party as a result of any such losses, claims, damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received (or anticipated to be received) by the Indemnified Parties, on the one hand, and by AT&T, on the other hand, with respect to the services performed by the Trustee under this agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, not only such relative benefit but also the relative fault of the Indemnified Parties, on the one hand, and of AT&T, on the other hand, and any other relevant equitable considerations in connection with the maters as to which such losses, claims, damages or liabilities relate.

            If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding involving the Indemnified Party, in any capacity, that arises in any manner out of or in connection with the performance of the duties of the Trustee under this agreement (a "Claim"), the Indemnified Party will give AT&T reasonably prompt written notice thereof, although failure to do so will not relieve AT&T from any liability hereunder or otherwise unless such failure materially prejudices AT&T's rights. Each Indemnified Party will have the right to employ separate counsel, at AT&T's expense, to represent the Indemnified Party in connection with any Claim, and the Indemnified Party and such counsel will have the exclusive right to control such representation. AT&T will cooperate in good faith in the Indemnified Party's defense of any Claim. Without the prior written consent of AT&T, the Indemnified Party will not enter into any settlement relating to any Claim which would create any financial or other obligation on the part of AT&T under this agreement. Without the prior written consent of the Indemnified Party, AT&T will not enter into any settlement relating to any Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party.

            If during the period of, or subsequent to the termination of, this agreement, any Indemnified Party is required to participate in any legal or other proceeding (other than as a named party to such proceeding) in connection with the Proposed Transaction, AT&T will compensate the Indemnified Party for such services or time required at the Indemnified Party's per diem rates then in effect, plus any reasonable legal fees and out-of-pocket expenses incurred to the same extent and in the same manner as specified in this Section.

                           ARTICLE 5 - MISCELLANEOUS

      5.1 APPLICABLE LAW. The laws of the state of New York will apply as to the validity, interpretation and administration of this agreement, without regard to conflict of laws principles.




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      5.2  SEVERABILITY. Each Article, Exhibit, section, subsection and lesser section of this agreement constitutes a separate and distinct provision. If any provision of this agreement will finally be determined by a court to be unlawful, unenforceable or otherwise contrary to public policy, that provision will be deemed severed from this agreement, but every other provision of this agreement will remain in full force and effect, and in substitution for any provision held unlawful, unenforceable or otherwise contrary to public policy, there will be substituted a provision of similar import reflecting the grantor's original intent to the extent permissible under law and as determined by the court that makes the determination that the provision in question was unlawful, unenforceable or otherwise contrary to public policy.

      5.3 EXHIBITS. The Exhibits attached to this agreement will be considered part of this agreement just as if written in it, but the provisions set forth above will prevail in the event of any direct conflict with the provisions in the Exhibits.

      5.4 AMENDMENTS. Subject to Section 1.3 and the trustee functions set forth in the Annex Undertakings in Exhibit B, this agreement may be amended from time to time by a written instrument executed by AT&T and the Trustee.

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           IN TESTIMONY WHEREOF, AT&T and the Trustee have executed this agreement as of June 15, 2000.

                                       AT&T CORP.


                                       By:  /s/ Robert S. Feit
                                           ---------------------------------
                                           Name: Robert S. Feit
                                           Title: Assistant Secretary



                                       U. S. TRUST COMPANY, NATIONAL
                                       ASSOCIATION


                                       By:  /s/ Charles E. Wert
                                           ---------------------------------
                                           Name: Charles E. Wert
                                           Title: Executive Vice President









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                               ANNEX UNDERTAKINGS

1. In the event that MediaOne has not disposed of its interest in Telewest (herefinafter the "Telewest Interest") prior to the closing of the notified concentration (hereafter the "Closing"), AT&T undertakes (hereinafter the "Undertaking") to enter into a binding agreement to sell the Telewest Interest to a purchaser within three months following the Closing. In the event AT&T fails to enter into a binding agreement with a purchaser within such three month period, it shall use its commercially reasonable efforts to do so as soon as possible thereafter.

2. On Closing, AT&T shall appoint a Trustee in accordance with the provisions of paragraph 3 to exercise the functions set out in paragraphs 5 and 6 below.

3. (a) Prior to the Closing, AT&T shall propose to the Commission the names of at least two institutions, independent from AT&T, and either of whom AT&T considers appropriate to be appointed as Trustee.

      (b) The Commission shall have the discretion to approve or reject one or both of the names submitted. If only one name is approved, AT&T shall appoint the institution concerned as Trustee. If more than one name is approved, AT&T shall be free to choose the Trustee to be appointed from among the names approved.

      (c) If all names submitted are rejected, AT&T will submit the names of at least two further such institutions ("the further names") within seven days of being informed of the rejection. If only one further name is approved by the Commission, AT&T shall appoint the institution concerned as Trustee. If more than one further name is approved, AT&T shall be free to choose the Trustee to be appointed from among the names approved.

      (d) If all further names are rejected by the Commission, the Commission shall nominate a Trustee to be appointed by AT&T.

4. As soon as the Commission has given approval to one or more names submitted, or nominated a Trustee, AT&T shall appoint the Trustee concerned within seven days thereafter.

5.    The Trustee's mandate shall include the following functions:

      (a) to hold the Telewest Interest on trust for AT&T so that AT&T will not be involved in any way in the management of Telewest and will not be entitled to receive information regarding Telewest;

      (b) to monitor the satisfactory discharge by AT&T of the obligations entered into by AT&T in this Undertaking;

      (c) to provide written reports ("the Trustee reports") to the Commission on progress with the discharge of the Trustee's mandate, identifying any respects in which the Trustee has been unable to discharge his/her mandate. Such reports shall be provided at regular monthly intervals commencing one month after the date of his/her appointment, or at such other time(s) or time periods as the Commission may specify.


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6.    If AT&T fails to enter into a binding agreement with a purchaser within six months following the Closing despite having used commercially reasonable efforts to do so, the Trustee shall carry out the following additional functions ("the Request"), and the Trustee's mandate shall be deemed to be extended accordingly. The Trustee shall give priority to the discharge of these additional functions:

      (a) to ensure the proper sale of the Telewest Interest;

      (b) in the Trustee's reports, or in any event within no later than one month of being notified of the Request, to submit to the Commission a proposal for the method and timescale proposed by the Trustee for the sale of the Telewest Interest. The Commission will, as soon as reasonably practicable, approve the proposal or indicate any changes that it may require;

      (c) within six months (or such other date as the Commission may specify) of being notified of the Request, to submit to the Commission for approval an agreement for sale of the Telewest Interest to a purchaser, such agreement to be unconditional on both purchaser and seller and irrevocable except for the approvals of any appropriate regulatory body and customary closing conditions.

If the Commission requests the Trustee to carry out the functions set forth in this paragraph 6, the Trustee shall perform such functions subject to the legal and contractual obligations of AT&T and/or MediaOne existing at the date hereof.

7. AT&T undertakes to provide the Trustee with all such assistance and information, including copies of all relevant documents, as he may require in carrying out his mandate, and to pay reasonable remuneration for his services.

8. AT&T notes the following for the Commission's information. In the United Kingdom, MediaOne owns a 50% interest in Mercury Personal Communications ("One2One"). The remaining 50% interest is held by Cable & Wireless plc. On 24 March 1999 MediaOne and Cable & Wireless issued a joint press release announcing that they are jointly exploring strategic alternatives regarding their ownership of One2One. Following a recent auction process, MediaOne is currently evaluating bids and negotiating final terms with prospective buyers. It is the intention of MediaOne to dispose of its interest in One2 One prior to the Closing under the Merger Agreeement with AT&T. In the event that MediaOne has not disposed of its One2One interest prior to the Closing, however, AT&T intends to sell this interest to an unrelated third party as soon as possible after the Closing.